Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.
Double asterisks denote omissions.

ADDENDUM TO THE MASTER PURCHASE AGREEMENT
This Addendum to the Master Purchase Agreements (“Addendum”) is entered into as of July 8, 2019 (“Addendum Effective Date”) by and between Cisco Systems, Inc., a California corporation, having its principal place of business at 170 West Tasman Drive, San Jose, California 95134 and Cisco Systems International B.V., a Netherlands corporation, having its principal place of business at Haarlerbergpark, Haarlerbergweg 13-19, 1101 CH Amsterdam, The Netherlands (collectively “Cisco”) and Acacia Communications, Inc. a Delaware corporation having a place of business at 3 Mill and Main Place, Suite 400, Maynard, MA 01754, on behalf of itself and its Affiliates, including Acacia Communications (Ireland) Limited, its primary international operating subsidiary, and a direct party hereto (collectively, “Acacia”).

Cisco and Acacia previously entered into Master Purchase Agreements each with an effective date of November 11, 2016 (the “Agreement”). Cisco and Acacia are now supplementing the Agreements with the additional terms and conditions set forth in this Addendum.

1.
“Change in Control” means (i) the closing of a merger, consolidation, liquidation or reorganization of Acacia into or with another company or other legal entity, after which merger, consolidation, liquidation or reorganization the capital stock of Acacia outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of Acacia, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Acacia’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of Acacia immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

2.
Acacia shall provide Cisco notice of any proposed Change in Control transaction described in clause (i) or clause (iii) of such definition, including the identity of the potential acquiror, no later than [**] prior to the close of the Change in Control transaction, or in the case of a Change in Control transaction described in clause (ii) of such definition promptly after Acacia has knowledge of such transaction and identity of the potential acquirer.

3.
Subject to Cisco’s Forecast as set forth in Section 3.2 of the Agreement and Acacia’s performance under the Agreement (including, without limitation, Lead Times), Cisco shall purchase Acacia’s [**] Product at the prices and minimum guaranteed share (“Share”) of Cisco’s total supply requirements for such products as set forth in the table below through [**] of Cisco’s [**] fiscal year (Cisco’s fiscal year is from August -July “FY”).

Quarter	Not to exceed price per module	Share
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

4.Subject to Cisco’s Forecast as set forth in Section 3.2 of the Agreement and Acacia’s performance under the Agreement (including, without limitation, Lead Times), Cisco shall purchase Acacia’s [**] at the prices and minimum guaranteed share (“Share”) of Cisco’s total supply requirements for such products as set forth in the tables below through [**].

[**]:

Quarters	Not to exceed price per module	Share
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]:

Quarters	Not to exceed price per module	Share
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

*Applicable Product Price following [**].

5.In the event of (i) a Change of Control of Acacia or (ii) a termination of that certain Agreement and Plan of Merger, by and among Cisco Systems, Inc., Amarone Acquisition Corp. and Acacia Communication, Inc., dated as of the date hereof (the “Merger Agreement”), pursuant to (A) Section 7.1(b) thereof at a time when the Merger Agreement is terminable pursuant to Section 7.1(f), Section 7.1(g) or Section 7.1(h) thereof or (B) Section 7.1(f), Section 7.1(g) or Section 7.1(h) thereof, Cisco may elect, at its discretion, to terminate its obligations under this Addendum related to Share for the [**] Product as set forth in Section 3 above and [**] Products as set forth in Section 4 above and Cisco’s obligations related to future products as set forth in Section 6 below.

6.With respect to Acacia’s future [**] products, Cisco and Acacia will negotiate in good faith to agree to an allocation of [**] share of Cisco’s total supply requirements for such product(s) to Acacia, provided (i) such products have been fully qualified by Cisco (Cisco agrees to act promptly using Cisco’s standard qualification protocols to qualify such products once available for qualification), (ii) Acacia is able to meet Cisco’s performance, delivery, capacity and lead time requirements for such products, and (iii) Acacia’s pricing for such products are [**]. Upon Cisco’s qualification, such products shall be deemed “Products” under the MPA. Cisco will notify Acacia of any deficiencies in Acacia’s performance, delivery, or lead times for such products in accordance with the terms and conditions of the MPA.

7.Supply Agreement Addendum Special Payment.

a.
If (1) the Merger Agreement is terminated by Cisco or Acacia pursuant to Section 7.1(b) or Section 7.1(c) thereof (to the extent such Order relates to Antitrust Laws), (2) at the time of such termination, any of the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d) or Section 6.3(c) thereof were not satisfied or waived by Parent and (3) at the time of such termination, each of the other conditions in Section 6.1 and Section 6.3 thereof was satisfied or waived (other than conditions that by their nature are only to be satisfied at the Closing; provided that such conditions were then capable of being satisfied), then Cisco shall, within [**] after the date of such termination, pay to Acacia a non-refundable fee in the amount of $120,000,000 (the “Special Payment”); provided, further, that Cisco shall not be obligated to pay the Special Payment if (x) Acacia’s breach of any of its representations, warranties, covenants or agreements under the Merger Agreement principally caused the failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d) or Section 6.3(c) thereof or (y) at the time of such termination, Cisco was entitled to terminate the Merger Agreement pursuant to Section 7.1(f) or Section 7.1(g) thereof.

b.
Cisco acknowledges that (i) the agreements contained in Section 7(a) are an integral part of the transactions contemplated by this Addendum and the Merger Agreement, (ii) the amount of, and the basis for payment of, the Special Payment is reasonable and appropriate in all respects and (iii) without this agreement, Acacia would not enter into this Addendum or the Merger Agreement. Accordingly, if Cisco fails to pay in a timely manner the Special Payment due pursuant to Section 7(a), and, in order to obtain such payment, Acacia makes a claim that results in a judgment for the amount set forth in Section 7(a), Cisco shall pay to Acacia its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7(a) at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder. Payment under Section 7(a) shall be made by wire transfer of immediately available funds to an account designated by Acacia. Payment of the Special Payment (and any additional amounts required under this Section 7) to Acacia by Cisco in accordance with this Addendum shall be the sole and exclusive remedy of Acacia and shall be deemed to be liquidated damages for any actual or purported breach of this Agreement or the Merger Agreement by Cisco or any of its Affiliates (including Sub), and for any and all losses or damages suffered or incurred by Acacia or any of its Affiliates in connection with this Addendum and the Merger Agreement (and the termination thereof), the transactions contemplated by this Addendum and the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination and, after such payment has been made, Cisco and its Affiliates shall have no further liability for any such actual or purported breach or for any and all losses or damages suffered or incurred by Acacia or any of its Affiliates in connection with this Addendum or the Merger Agreement (and the termination of the Merger Agreement), the transactions contemplated by this Addendum and the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination.

c.
The parties hereto acknowledge and agree that in no event shall Cisco be required to pay the Special Payment on more than one occasion, whether or not the Special Payment may be payable under more than one provision of this Addendum at the same or at different times and the occurrence of different events.

d.
For purposes of this Section 7, Cisco refers to Cisco Systems, Inc. and Acacia refers to Acacia Communications, Inc. All other capitalized terms used in this Section 7 and not defined in this Addendum shall have the meanings ascribed to them in the Merger Agreement.

Except as provided in Section 7(d), any terms not defined in this Addendum shall have the meaning stated in the Agreements. This Addendum shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties. Except as modified by this Addendum, all terms and conditions of the Agreements shall remain in full force and effect. In the event of a conflict or inconsistency between the terms and conditions of this Addendum and any terms and conditions of the Agreements, this Addendum will prevail with regard to the subject matter herein.

This Addendum together with the Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede and replace all prior and contemporaneous oral or written communications between the parties relating in any way to the subject matter hereof.

The parties have caused this Addendum to be duly executed. Each Party represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Addendum.

Cisco Systems, Inc.                Acacia Communications, Inc.

By: _/s/ Mark Gorman________________    By: _/s/ Murugesan Shanmugaraj_________

Printed Name: Mark Gorman___________    Printed Name: __ Murugesan Shanmugaraj__

Title: _Vice President_________________    Title: __Chief Executive Officer___________

Date: __8 July 2019__________________    Date: _July 8, 2019__________________

Cisco Systems, International B.V.        Acacia Communications (Ireland) Limited

By: __/s/ N. van Roy – van Ewijk ________    By: /s/ John F. Gavin______________________

Printed Name: N. van Roy – van Ewijk_______    Printed Name: __ John F. Gavin ______________

Title: _Managing Director_________________    Title: ___Director and Chief Financial Officer____

Date: _8 July 2019________________________    Date: ___July 8, 2019_______________________